As filed with the Securities and Exchange Commission on July 18, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAILORED BRANDS, INC.

(Exact name of registrant as specified in its charter)

Texas	47-4908760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6380 Rogerdale Road, Houston, Texas	77072
(Address of Principal Executive Offices	(Zip Code)

Tailored Brands, Inc. 2016 Long-Term Incentive Plan

(Full title of the Plan)

Copy to:
Adam L. Miller, Esq.
Jon W. Kimmins	Vorys, Sater, Seymour and Pease LLP
6380 Rogerdale Road	52 East Gay Street
Houston, Texas 77072	Columbus, Ohio 43215
(Name and address of agent for service)

(281) 776-7000

(Telephone number, including area code, of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	6,400,000	$13.37	$85,568,000	$8,617

(1)                                 In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the anti-dilution provisions of the Tailored Brands, Inc. 2016 Long-Term Incentive Plan.

(2)                                 Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, and computed on the basis of $13.37 per share, which is the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on July 11, 2016.

Index to Exhibits begins on page 8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together with the information provided in Item 4 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Tailored Brands, Inc. (the “Registrant”) hereby incorporates into this Registration Statement the following documents filed by the Registrant with the Commission:

•                                          The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016 filed by the Registrant with the Commission on March 25, 2016;

•                                          The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016 filed by the Registrant with the Commission on June 9, 2016; and

•                                          The Registrant’s Current Reports on Form 8-K filed by the Registrant with the Commission on March 10, 2016, April 8, 2016, June 20, 2016 and July 1, 2016.

All documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents.  Information furnished to the Commission by the Registrant under any Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The following summary describes the material features of our common stock, par value $.01 per share. This summary is subject to, and qualified in its entirety by reference to, our Certificate of

Formation (the “Certificate”) and Bylaws (the “Bylaws”), each of which is filed as an exhibit to this Registration Statement.

Our authorized common stock consists of 100,000,000 shares of common stock, par value $.01 per share. As of July 2, 2016, there were 48,647,707 shares of common stock issued and outstanding.

Holders of our common stock are entitled to:

•                                          one vote for each share of common stock held;

•                                          receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to the rights of holders of preferred stock, if any; and

•                                          share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after provision for the distribution of preferential amounts to the holders of preferred shares, if any.

Holders of our common stock have no preemptive, subscription, redemption, conversion, exchange or cumulative voting rights. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights, preferences and privileges of holders of our preferred stock, including any preferred stock that we may designate and issue in the future.

Our common stock is listed on NYSE under the trading symbol “TLRD.” Our outstanding common stock is, and any common stock that we issue under this registration statement will be, when issued, fully paid and nonassessable.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the common stock registered hereby is passed on for the Registrant by Laura Ann Smith. Ms. Smith is the Vice President — Corporate Compliance of the Registrant and is compensated by the Registrant as an employee. Ms. Smith owns 844 shares of common stock, 4,973 restricted stock units that are payable in an equivalent number of shares of common stock, and 111 shares of common stock through the Registrant’s Employee Stock Discount Plan.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated in the state of Texas.  Sections 8.101 and 8.105 of the Texas Business Organizations Code, as amended (the “TBOC”), permit corporations to indemnify a person who was or is a governing person, officer, employee or agent of such corporation or who serves at the corporation’s request as a representative of another enterprise, organization or employee benefit plan (an “outside enterprise”), who was, is, or is threatened to be named a respondent in a legal proceeding by virtue of such person’s position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation or outside enterprise’s best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful.  A person may be indemnified within the above limitations against judgment and expenses that are reasonable and actually incurred by the person in connection with the proceeding; however, indemnification is limited to reasonable expenses actually incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation, breach of the person’s duty of loyalty owed to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.  Indemnification pursuant to Section 8.101 of the TBOC can be made by the corporation only upon a determination made in the manner prescribed by Section 8.103 of the TBOC that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct for such indemnification.

Section 8.051 of the TBOC requires a corporation to indemnify a governing person, former governing person or person serving an outside enterprise at the corporation’s request against reasonable expenses actually incurred in connection with a proceeding in which the person is a party because of the person’s corporate position, if the person was wholly successful, on the merits or otherwise, in the defense of the proceeding.

Under certain circumstances, a corporation may also advance expenses to any of the above persons.  Section 8.151 of the TBOC also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of such persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person’s status as such a person, without regard to whether the corporation would have the power to indemnify the person against the liability under applicable law.

The Registrant’s Certificate provides that a director will not be liable to the Registrant or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except in the case of (1) breach of such director’s duty of loyalty to the Registrant or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (4) an act or omission for which the liability of a director is expressly provided for by statute.  The Registrant’s Bylaws provide that the Registrant will indemnify any officer or director to the fullest extent permitted or required by Texas law promptly upon such person’s request, as well as advance or reimburse the reasonable expenses of such persons to the fullest extent permitted by Texas law.

Under an insurance policy maintained by the Registrant, the Registrant’s directors and executive officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers.

The foregoing discussion of Sections 8.101, 8.105, 8.103, 8.051 and 8.151 of the TBOC and the Registrant’s Certificate of Formation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to such statutes and the Registrant’s Certificate of Formation and Bylaws.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See the Index to Exhibits attached hereto and beginning on page 8.

Item 9.  Undertakings.

A.                                    The undersigned Registrant hereby undertakes:

(l)                                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signature page to immediately follow.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 18, 2016.

TAILORED BRANDS, INC.

By:	/s/ JON W. KIMMINS
Jon W. Kimmins, Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Douglas S. Ewert and Jon W. Kimmins, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 18, 2016.

Signature	Title

/s/ DOUGLAS S. EWERT	President, Chief Executive Officer and
Douglas S. Ewert	Director (Principal Executive Officer)

/s/ JON W. KIMMINS	Executive Vice President, Chief Financial Officer and
Jon W. Kimmins	Treasurer (Principal Financial Officer)

/s/ BRIAN T. VACLAVIK	Senior Vice President and Chief Accounting Officer
Brian T. Vaclavik	(Principal Accounting Officer)

/s/ WILLIAM B. SECHREST	Chairman of the Board
William B. Sechrest

/s/ DAVID H. EDWAB	Vice Chairman of the Board
David H. Edwab

/s/ B. MICHAEL BECKER	Director
B. Michael Becker

/s/ IRENE CHANG BRITT	Director
Irene Chang Britt

/s/ RINALDO S. BRUTOCO	Director
Rinaldo S. Brutoco

/s/ DINESH S. LATHI	Director
Dinesh S. Lathi

/s/ GRACE NICHOLS	Director
Grace Nichols

/s/ ALLEN I. QUESTROM	Director
Allen I. Questrom

/s/ SHELDON I. STEIN	Director
Sheldon I. Stein

INDEX TO EXHIBITS

Exhibit No.	Description	Location
4.1	Certificate of Formation for Tailored Brands, Inc.	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on February 1, 2016 (File No. 1-16097).

4.2	Bylaws of Tailored Brands, Inc., as amended	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 20, 2016 (File No. 1-16097).

5.1	Opinion of Laura Ann Smith	*

10.1	Tailored Brands, Inc. 2016 Long-Term Incentive Plan

Incorporated by reference to Appendix A to the Registrant’s proxy statement on Schedule 14A relating to the 2016 Annual Meeting of Shareholders of the Registrant filed with the Commission on May 5, 2016 (File No. 1-16097).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm	*

23.2	Consent of Laura Ann Smith (included in Exhibit 5.1)	*

24.1	Powers of Attorney (included on signature page)	*

* Filed herewith.